Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: September 10, 2008

This investor update provides information on Continental's guidance for the third quarter and full year 2008.

Six Week Outlook
The Company is comfortable with its forward bookings over the next six weeks.  The Company continues to see year-over-year (yoy) yield increases throughout all regions.  Consolidated domestic bookings for the next six weeks are running about 2 points higher than last year.  Mainline Latin bookings are running about 4 points ahead of last year.  Transatlantic bookings are about flat as compared to last year.  Pacific bookings are running about 2 points behind last year.

For the month of September, the Company estimates its mainline domestic capacity will be down approximately 9%.  Based on this reduced capacity, the Company is comfortable with its expectation that it will trade mainline domestic load factor (estimated to be down 1 to 2 points yoy for September) for substantially higher mainline domestic yields.

For the third quarter, the Company expects both consolidated and mainline load factors to be down about 1 point yoy.

Targeted Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
Continental anticipates ending the third quarter of 2008 with an unrestricted cash, cash equivalents, and short-term investments balance of approximately $2.8 billion. This balance excludes all student loan-related auction rate securities, which are classified as long-term investments.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the third quarter 2008 is expected to be between $390 and $400 million.

On September 5, 2008, Continental introduced a $15 fee for the first checked bag for certain economy fare tickets for certain passengers (in principally domestic markets) purchased after the announcement for travel on or after October 7, 2008.  Based on the Company's business model assumptions, the Company estimates that this fee will generate in excess of $100 million dollars in net benefits on an annualized basis through incremental revenue and operational cost savings.

Available Seat Miles (ASMs)	2008 Estimate Year-over-Year % Change
	3rd Qtr.(E)	Full Year (E)
Mainline Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated Domestic International Total Consolidated	(2.9)% 1.9% 7.5% (6.9)% 0.1% 7.7% (0.7)% 2.9% 0.9%	(4.5)% 2.3% 9.3% (5.5)% (0.3)% 3.4% (3.0)% 4.2% 0.1%

For the full year 2009, Continental expects its mainline capacity to be down between 1% to 3% yoy, with its mainline domestic capacity down 4% to 6% yoy.

Fleet News
ExpressJet has given Continental notice that it plans to return 39 Embraer 50-seat regional jets to the Company that ExpressJet had been leasing from the Company and flying under its own brand or for other carriers.  Continental currently anticipates adding these 39 aircraft to the Amended and Restated ExpressJet CPA and, in turn, withdrawing from that agreement 30 Embraer 37-seat regional jets prior to mid-November of 2008.  Continental does not intend to fly these withdrawn aircraft and is evaluating its options with regard to these aircraft.

Load Factor	2008 Estimate
	3rd Qtr.(E)	Full Year (E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	84 - 85% 84 - 85% 82 - 83% 80 - 81% 83 - 84% 75 - 76% 82 - 83%	83 - 84% 82 - 83% 77 - 78% 76 - 77% 81 - 82% 76 - 77% 80 - 81%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

Pension Expense and Contributions
Year-to-date, the Company has contributed $102 million to its defined benefit pension plans, satisfying the Company's minimum required contributions during calendar year 2008. Given the current market conditions, the Company does not plan to make additional contributions this year.

Continental estimates that its non-cash pension expense will be approximately $85 million for the year, which excludes pension settlement charges related to lump-sum distributions from the pilot's frozen defined benefit plan. Settlement charges are expected for the third and fourth quarters of 2008, but currently cannot be estimated.
Mainline Cost per ASM (CASM)	2008 Estimate (cents)
	3rd Qtr.(E)	Full Year(E)
CASM Special Items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	12.94 - 12.99 - 12.94 - 12.99 (5.58) 7.36 - 7.41	12.49 - 12.54 (0.03) 12.46 - 12.51 (4.93) 7.53 - 7.58

Consolidated CASM	2008 Estimate (cents)
	3rd Qtr.(E)	Full Year (E)
CASM Special Items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	13.97 - 14.02 - 13.97 - 14.02 (5.96) 8.01 - 8.06	13.53 - 13.58 (0.04) 13.49 - 13.54 (5.27) 8.22 - 8.27

The Company anticipates that it will record special charges in the third quarter of 2008 and beyond in conjunction with previously announced capacity reductions for future costs including future lease costs if aircraft are permanently grounded, severance and continuing medical coverage for employees accepting early retirement packages and furloughed employees and other associated costs.  Since the Company is not able at this time to estimate the amount and timing of these charges, the CASM estimates do not reflect these charges.

Stock Based Compensation
Continental expects to record approximately $2 million and $1 million in stock option expenses for the third and fourth quarters of 2008, respectively.

Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing), resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations. The closing stock price of $17.75 on August 11, 2008 was used in estimating the expense impact of the awards for the Company's 2008 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from August 11, 2008 will result in an increase or decrease of approximately $3 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the third quarter 2008. For more information regarding these awards, including performance periods and how the Company accrues for the awards, please see the Company's 2007 Form 10-K.

Fuel Gallons Consumed	2008 Estimate
	3rd Qtr.(E)	4th Qtr.(E)
Mainline Regional	395 Million 82 Million	343 Million 74 Million

Fuel Hedges as of September 10, 2008
Continental has hedged approximately 53% of its projected consolidated fuel requirements for the third quarter using a combination of collars in NYMEX crude oil and heating oil and an additional 9% using call options in NYMEX crude oil.  The Company estimates its third quarter fuel price per gallon (including fuel taxes and impact of current hedge positions) will be $3.84.

Continental has hedged approximately 41% of its projected consolidated fuel requirements for the fourth quarter using a combination of collars in NYMEX crude oil and heating oil and an additional 32% using call options in NYMEX crude oil.  The Company estimates its fourth quarter fuel price per gallon (including fuel taxes and impact of current hedge positions) will be $3.31.

Selected Expense Amounts	2008 Estimated Amounts ($Millions)
	3rd Qtr.(E)	Full Year (E)
Aircraft Rent Depreciation & Amortization Net Interest Expense*	$245 $113 $69	$975 $438 $259

*Net Interest Expense is net of interest expense, capitalized interest, and interest income.

Continental Airlines, Inc. Tax Computation
The Company began recognizing income tax expense/benefit in 2008. The Company does not expect to pay significant cash income taxes in 2008 as it has approximately $3.8 billion of net operating loss carryforwards remaining to offset future cash income.

2008 Estimate*
	3rd Qtr.(E)	Full Year(E)	Expense/(Benefit)
Taxes on Profit/(Loss) Permanent Tax Differences Total Tax	Tax Rate of 36.9% $2 Million Sum of the Above	Tax Rate of 36.9% $6 Million Sum of the Above	Expense/(Benefit) Expense Expense/(Benefit)

*The Company can record a total benefit from losses up to the point it fully offsets its net deferred tax liability. At the end of the second quarter 2008, the Company had a net deferred tax liability of $12 million. Permanent tax differences are primarily related to the non-deductible meal portion of flight crew travel per diems.

Debt and Capital Leases
Scheduled debt and capital lease principal payments for the full year 2008 are estimated to be $682 million, with approximately $155 million and $157 million paid in the first and second quarters of 2008 respectively, and approximately $92 million and $278 million to be paid in the third and fourth quarters of 2008, respectively.

Cash Capital Expenditures (in millions)	2008(E) ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Paid/(Refunded) Total Cash Capital Expenditures	$187 270 61 $518 (71) $447

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2008 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of profit sharing and income taxes impact)
Over $55 Between $15 - $55 Under $15 Net Loss	110 110 110 110	124 120 111 110	$3 $1 -- --

Full Year 2008 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of profit sharing and income taxes impact)
Over $207 Between $55 - $207 Under $55 Net Loss	105 105 105 105	119 115 106 105	$12 $5 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

(a) Full Year special charges of $50 million ($35 million for mainline operations) include aircraft impairment charges and gains related to sales of aircraft, costs related to capacity reductions, and other special charges.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(c) Cost per available seat mile excluding special items, fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond Continental's control.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2007 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's high leverage, the significant cost of aircraft fuel, its transition to a new global alliance, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.